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           Total Control Products, Inc. Announces Final Agreement
                for the Sale of TESS Software Product Line

MELROSE PARK, Ill., Sept. 29 /PRNewswire/ -- Total Control Products, Inc. (Nasdaq:TCPS) announced today that Taylor Industrial Software, Inc., the Company's majority-owned subsidiary, (``Taylor'') completed the Company's sale of its TESS software product to an entity controlled by Neil R. Taylor, the former principal shareholder of Taylor and a director and executive officer of the Company. The Company received approximately $4 million, of which $2 million was paid in the form of a note, with the remainder paid in cash.

Mr. Taylor's role in the TESS investment will be one of a passive investor. Mr. Taylor will continue to serve on the Company's board of directors and as the Senior Vice-President of Software Development on a full-time basis.

Total Control designs, develops and markets products and technology for the control segment of the industrial automation market. These products range from closed architecture programmable logic controller operator interfaces to open architecture control software and systems, and are sold primarily through an international network of independent distributors with over 225 sales locations.

For further information contact Peter Nicholson, Chief Financial Officer at Total Control Products, Inc. 2001 N. Janice Ave., Melrose Park, Illinois, 60160, 708-345-5500.

Note: Statements and projections concerning the future financial condition, results of operations and business of Total Control Products, Inc. and subsidiaries are ``forward-looking'' statements which are inherently uncertain. Actual performance and results are subject to many risk factors, including changing market conditions, the timing of new product introductions by the Company, its competitors or third parties, the loss of any significant distributors, currency fluctuations, disruption in the supply of components for the Company's products, and other factors discussed in the Company's March 11, 1997 prospectus for its initial public offering.

SOURCE Total Control Products, Inc.